Exhibit 10.1
Ally Financial Inc.

ALLY FINANCIAL INC. SEVERANCE PLAN

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

As Amended and Re-Stated January 1, 2024

Exhibit 10.1
Ally Financial Inc.
PLAN NAME:                 Ally Financial Inc. Severance Plan

PLAN SPONSOR:            Ally Financial Inc.

PLAN EFFECTIVE DATE:        As amended and restated, January 1, 2024

PLAN NUMBER                535

PLAN ADMINISTRATOR        Ally Financial Inc.

Ally Financial Inc. (“Ally” or “Company”), a Delaware corporation, established for its eligible employees a plan providing severance benefits.

The Ally Financial Inc. Severance Plan (the “Plan”) is effective as amended as of January 1, 2024. This document contains certain definitions and general administrative provisions that govern the administration of the benefits provided under the Plan. This document and the appendix referenced and incorporated herein constitute the Plan as if fully recited over the signature affixed below.

This document and the appendix may change from time to time, in the sole discretion of the Company. The consent of any Covered Person or any other persons entitled to receive payment of benefits under the Plan is not required.

IN WITNESS WHEREOF, this Plan has been adopted as restated by Ally Financial Inc. on this 27 day of Feb, 2024, effective as of January 1, 2024.

SIGNED BY:

/S/ Michael Anzalone
Michael Anzalone
Senior Director, Employee Benefits

ALLY FINANCIAL INC. SEVERANCE PLAN

Exhibit 10.1
Ally Financial Inc.

ALLY FINANCIAL INC. SEVERANCE PLAN

Exhibit 10.1
Ally Financial Inc.
ALLY FINANCIAL INC. SEVERANCE PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

This is the plan document and Summary Plan Description (“SPD”) for the Ally Financial Inc. Severance Plan (the “Plan”). Ally Financial Inc. (the “Company”) is the Plan sponsor. The Company originally adopted the Plan effective January 1, 2009, and has since amended it from time to time. The Plan is intended to be an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder (“ERISA”). As SPD, the purpose of this document is to explain and provide information regarding the Plan. You should read it carefully.
I.PURPOSE OF THE PLAN
    The Plan is intended to provide financial and other benefits to Participants (defined in Section II below) in the event of certain terminations of employment. Severance payments are not to be viewed as automatic and are not compensation for past services, but instead are intended only as prospective payments that will be offered under the circumstances set forth in the Plan. This Plan replaces and supersedes all other plans, programs, policies, agreements, or arrangements of the Company (other than individual employment agreements) in which any employee was eligible or entitled to participate prior to January 1, 2009.
II.ELIGIBILITY AND PARTICIPATION
A.All United States employees of the Company or any Affiliate participate in the Plan (“Participant(s)”). However, the level of participation is determined on an individual basis based on a Participant’s level of responsibility within the Company or Affiliate and as described in sub-section B and C below. “Affiliate” means (i) any entity that owns or controls, is owned or controlled by, or is under common control with the Company and (ii) any entity in which the Company directly or indirectly has a significant equity interest.
B.Employees who did not participate in the Company’s Long-Term Equity Compensation Incentive Plan1 (“LTECIP”) or Band 2 and Band 3 Employees whose LTECIP participation was the result of an RSU award issued after December 31, 2011, will participate in this Plan at Benefit Level I described herein and be referred to as “Level I Participants”.
C.Band 2 Employees who participated in the LTECIP by virtue of an RSU award issued prior to January 1, 2012, or who were hired with eligibility for Ally Supplemental Benefits prior to January 1, 2012, and all Band 1 Employees with the
1 As of April 9, 2014, the LTECIP was replaced by the Ally Financial Inc. 2014 Incentive Compensation Plan which was subsequently restated as the Ally Financial Inc. Incentive Compensation Plan. These changes did not alter the Plan’s eligibility requirements.

Exhibit 10.1
Ally Financial Inc.
exception of the Chief Executive Officer of Ally Financial Inc. (“CEO”) and the Purview Executives (designated as such from time to time by the Compensation, Nominating, and Governance Committee of the Company’s Board of Directors) will participate in this Plan at Benefit Level II described herein and be referred to as “Level II Participants”; provided, however, that persons who participate in the LTECIP solely as the result of receiving a Key Contributor Share Unit award (a “KCSU”) are not Level II Participants. KCSU recipients will participate in the Plan at Benefit Level I described herein and remain Level I Participants regardless of whether they received the KCSUs under the LTECIP or the Ally Financial Inc. 2014 Incentive Compensation Plan.
D.The CEO and Purview Executives will participate in this Plan at Benefit Level III described herein and be referred to as “Level III Participants”.
III.QUALIFYING TERMINATIONS OF EMPLOYMENT
A.Plan benefits are payable only upon a “Qualifying Termination of Employment,” which means a termination of employment initiated by the Company as a result of any of the following:
1.Elimination of Participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job as Participant, or termination associated with a restructuring of different departments which results in a reduction in the total number of employees, including Participant, in the affected departments;
2.Substantial change in current duties for which the Participant no longer qualifies;
3.Substantial change in current duties which results in a twenty percent (20%) or more reduction in salary; or
4.Declining a geographic transfer of the Participant’s current position in connection with the elimination of the Participant’s current position to a new position at a location more than 50 miles from the location of Participant’s current position, regardless of whether the Participant was offered reimbursement of relocation expenses.
B.Plan benefits are not payable for a termination of employment that is not a Qualifying Termination of Employment, including but not limited to:
1.Loss of temporary employment;
2.Termination of employment where an employment or other written agreement provides for severance;
3.Death;

Exhibit 10.1
Ally Financial Inc.
4.Disability;
5.Involuntary termination for cause as determined by the Company in its sole discretion;
6.Resignation;
7.Retirement;
8.An approved leave of absence or failure to return therefrom;
9.Transfers from the Company to an Affiliate;
10.The majority of the Company’s assets are sold via an asset purchase agreement or the Company ceases an operation and the same is assumed by another employer and continued employment is offered with a comparable salary and incentive opportunity (including equity compensation) equal to or greater than 80% of the Participant’s current compensation and incentive package with the Company; or
11.A termination of employment for which a Participant has executed a release document or has received payment or benefits pursuant to the terms of any other agreement.
C.Plan benefits (“Severance Pay” and “Outplacement” as described below) will not be paid unless and until the Participant signs and does not revoke a release document(s) in a form(s) satisfactory to, approved by, and provided by the Company. These documents may be changed from time to time as determined solely by the Company.
IV. PLAN BENEFITS
A.Level I Participants are eligible for the following Severance Pay (with “pay” as referenced below meaning base salary only):

Band 3 and Band 4		Band 2
Full Years of Unbroken Service	Weeks of Pay	Full Years of Unbroken Service	Weeks of Pay
0 - 4	10	0 - 4	10
5 - 9	13	5 - 9	17
10 - 14	20	10 - 14	24
15 - 19	30	15 - 19	34
20 - 24	40	20 - 24	44
25 and above	52	25 and above	52

Exhibit 10.1
Ally Financial Inc.
B.Level II Participants are eligible for the following Severance Pay (with “pay” as referenced below meaning base salary only):

Full Years of Unbroken Service	Weeks of Pay
0-4	26
5-14	39
15 and above	52
C.Level III Participants are eligible for the following Severance Pay:
1.In the event of a Qualifying Termination of Employment or a Termination of Service without Cause (as defined in the Ally Financial Inc. Incentive Compensation Plan, a “Termination of Service” and “Cause”), in each case, within the 24-month period immediately following a Change in Control (as defined in the Ally Financial Inc. Incentive Compensation Plan, a “Change in Control”):
oTwo times the sum of the Participant’s annual base salary and designated annual cash incentive compensation opportunity; and
oThe Participant’s pro-rated designated annual cash incentive compensation opportunity for the year of the Participant’s termination; and
oA payment equal to 24 months of medical premiums valued at the Participant’s COBRA rate.

2.In the event of a Qualifying Termination of Employment that is not addressed in Paragraph 1:
o For the CEO, two times annual base salary; and
oFor Purview Executives, one times annual base salary.
D.Any debts or monies a Participant owes to the Company or its subsidiaries or affiliates will be deducted from the Severance Pay amounts described in A, B, or C above for which any Participant is eligible.
E.Outplacement. Each Participant is eligible to receive outplacement benefits following a Qualifying Termination of Employment through an approved vendor, provided that the scope, level, amount, timing, and all other terms and conditions of such outplacement benefits are determined by the Company in its sole discretion and on an individual-by-individual or a group-by-group basis. In addition, outplacement

Exhibit 10.1
Ally Financial Inc.
benefits will be tiered based on the Participant’s level in the organization, market conditions, and/or geographic area.
V.PARTICIPANT’S OBLIGATIONS
A.Confidentiality. At all times prior to and following the termination date, a Participant may not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any of its Affiliates, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which they acquire during their employment with the Company, including records kept in the ordinary course of business, except:
1.as such disclosure or use may be required or appropriate in connection with their work as an employee of the Company; or
2.when required to do so by a court or other governmental authority with apparent jurisdiction to order them to divulge, disclose or make accessible such information, provided, however, that Employee gives prompt notice of such requirement to the Company if legally permissible; or
3.as to such confidential information that becomes generally known to the public or trade without their violation of this covenant; or
4.to the Participant’s spouse, attorney, or their personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial, and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person will be deemed to be a breach of this covenant by the Participant.
Notwithstanding anything contained herein:
5.nothing in this Plan or related release document limits any Participant’s ability to initiate communications directly with, responding to any inquiry from, filing a charge with, participating in an investigation conducted by, or providing testimony or other information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), The Equal Employment Opportunity Commission (“EEOC”), or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company; provided, however, that Participant must inform any

Exhibit 10.1
Ally Financial Inc.
Government Authority with whom they communicate confidential information that such information is confidential and is not permitted to disclose any information that is protected from disclosure to any third party by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine and the Company does not waive any applicable privileges of the right to continue to protect its privileged information by virtue of this Plan or related release document; and
6. the Company may not retaliate against any Participant for any of these foregoing activities; and
7.nothing in this Plan or any related release document requires any Participant to waive any monetary award or other payment that such Participant might become entitled to from the SEC, FINRA or any other Government Agency except for the EEOC or other Government Agency that permit such waivers to be enforced, it being understood that no Participant is entitled to receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that such Participant files or that is filed on such Participant’s behalf if such waiver is legally enforceable.
B.Non-Disparagement. At all times prior to and following the termination date, a Participant may not make any statements or express any views that disparage the business reputation or goodwill of the Company or any of its Affiliates, investors, shareholders, officers, or employees.
C.Return of Company Property. Immediately following the termination date, a Participant must return all Company property in their possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, electronic communication devices, credit cards, office keys, security access cards, badges, identification cards, and all copies (including drafts) of any information (however stored) relating to the business of the Company, its customers or clients, or prospective customers or clients.
D.Cooperation. Following the termination date, a Participant will cooperate willingly, as the Company may reasonably request, including their attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which they were involved or potentially had knowledge by virtue of their employment with the Company.
E.Enforcement of Section V.
1.If a Participant materially violates any provision of this Section V, they immediately forfeit any right, title and interest to any Severance

Exhibit 10.1
Ally Financial Inc.
Pay that has not yet been paid and will be required to repay to the Company a cash amount equal to the value of the Severance Pay that they have already received.
2.    If a Participant violates or threatens to violate any provisions of Section V, the Company will not have an adequate remedy at law. Accordingly, the Company is entitled to such equitable and injunctive relief, without posting a bond, as may be available to restrain the Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section V. Nothing in the Plan may be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section V, including the recovery of damages.
3.    If the Company is successful in enforcing its rights under this Section V, the affected Participant will reimburse the Company for its legal fees and costs associated with such enforcement action.
VI.TAX MATTERS
A.Withholding Taxes. The Company is entitled to withhold from any and all payments made under the Plan all federal, state, local, or other taxes which the Company determines are required to be so withheld from such payment.
B. Code Sections 409A and 4999. The Plan is not intended to be subject to Code Section 409A. If the benefits payable to any Participant under the Plan would be subject to Code Section 409A unless they are fully paid by the date two and one-half months following the year in which they become vested, then such benefits will in all events be paid by such date. Notwithstanding anything contained in the Plan to the contrary, the Company shall have full authority to operate the Plan and to override or amend any provision in the Plan and any related release document in order for the Plan to be fully complaint, both in form and in operation, with Code Section 409A. Notwithstanding anything to the contrary contained in this Plan or any other plan or agreement, to the extent that the payments and benefits provided under this Plan, together with the payments and benefits provided under any other Company plan or agreement, to or for the benefit of a Participant (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, the Payments shall be reduced (but not below zero) so that the value of all Payments equals the Participant’s “base amount,” within the meaning of Code Section 280G(b)(3) and its implementing regulations (the “Safe Harbor Amount”) minus $1.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the “Required Reduction”). The Net After-Tax Benefit is defined as the present value of the Payments net of all taxes imposed on the Payments under Code Sections 1 and 4999 and under

Exhibit 10.1
Ally Financial Inc.
applicable state and local laws. If a reduction is required pursuant to the foregoing, unless the Participant shall have given a prior written notice specifying a different order to the Company to effectuate the reduction in compliance with Code Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the relevant change in control date.
C.No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including but not limited to the Company, any Affiliate, and their directors, officers, agents, and employees, makes any representation, commitment, or guarantee that any tax treatment, including but not limited to federal, state and local income, estate, and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
VII.ADMINISTRATION, AMENDMENT AND TERMINATION
A.The Company has and retains the right to interpret, amend, revise, cancel, or terminate the Plan at any time and without prior notice; provided, however, that (i) during the 24-month period immediately following a Change in Control, the Plan may not be amended, revised, cancelled, or terminated if the effect of such action would reduce the rights of any Participant who is a Level III Participant immediately prior to the Change in Control to receive the protections, benefits, and privileges provided to such Level III Participant under the Plan and (ii) no amendment, revision, cancellation, or termination of the Plan may reduce any Participant’s benefits to which they have become entitled due to a Qualifying Termination of Employment or a Termination of Service without Cause that has already occurred or is about to occur. No representations by anyone may extend the Plan to provide severance packages or benefits not covered by the Plan.
B.The Company, and such other person(s) or entity(ies) to whom such authority has been delegated as a fiduciary of the Plan, may, in its sole discretion, determine each employee’s eligibility for benefits under the Plan, the amount of Severance Pay or other benefits payable under the Plan, and make factual determinations as are required to properly administer the Plan. Such determinations may also be made under the “Claims Procedure” (explained below) when the Claims Procedure is applicable.
C.The Company, and such other person(s) or entity(ies) to whom such authority has been delegated as a fiduciary of the Plan, acting under the Claims Procedure or otherwise, has the sole authority and responsibility to interpret or construe the terms and provisions of the Plan in accordance with ERISA.

Exhibit 10.1
Ally Financial Inc.
VIII.CLAIMS PROCEDURE
If you believe that you are entitled to severance benefits, you must make a claim for benefits by following the Claims Procedure set forth in the Appendix to this document.
IX.OTHER INFORMATION
Official Plan Name: Ally Financial Inc. Severance Plan
Name and Address of Employer that Maintains the Plan:

Ally Financial Inc.
500 Woodward Ave.
Detroit, MI 48226

Employer Identification Number of Employer that Maintains the Plan:
38-0572512
Plan Number: 535
Type of Plan: Welfare - Severance
Type of Administration: Self-administered by Ally Financial Inc.
Funding: The Plan is unfunded and uninsured.
Sources of Contributions: The employer, Ally Financial Inc., makes contributions in the amount necessary to pay benefits.
Agent for Service of Legal Process on the Plan and Address at which Process May Be Served:
    Ally Financial Inc.
c/o The Corporation Company
30600 Telegraph Road, Suite 2345
Bingham Farms, MI 48025-5720
Toll-free 800-241-6733

Date of the End of the Year for Purposes of Maintaining the Plan’s Fiscal Records (that is, the Plan year-end): December 31.

Exhibit 10.1
Ally Financial Inc.
X.STATEMENT OF ERISA RIGHTS
As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants are entitled to:
Receive Information about Your Plan and Benefits
•Examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain upon written request to the Plan administrator copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated summary Plan description. The Plan administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of

Exhibit 10.1
Ally Financial Inc.
Labor, or you may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan administrator (see Section XI below). If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
XI.QUESTIONS REGARDING THE PLAN
Questions regarding the Plan may be directed to:
Ally Financial Inc.
Attn.: Plan Administrator
500 Woodward Ave.
Detroit, MI 48226
XII.MISCELLANEOUS
A.No Mitigation. A Participant is under no obligation to seek other employment following the termination date and there will be no offset against amounts due to the Participant under the Plan on account of any compensation attributable to any subsequent employment.
B.Offset. Any benefits paid under the Plan will be reduced by any payment or benefit made or provided by the Company or any Affiliate to the Participant pursuant to: (i) any plan, program, policy, or arrangement of the Company or Affiliate that provides a payment upon separation from employment not otherwise referred to in the Plan; (ii) the termination-of-employment provisions of any employment agreement between the Company or any Affiliate and the Participant; or (iii) any federal, state or local statute, rule, regulation, or ordinance.
C.No Right, Title, or Interest in Company Assets. Participants have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, creates or may be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant or their beneficiary, legal representative, or any other person. To the

Exhibit 10.1
Ally Financial Inc.
extent that any person acquires a right to receive payments from the Company under the Plan, such right is no greater than the right of an unsecured general creditor of the Company. Subject to this Section XII, all payments to be made under the Plan will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.
D.No Right to Continued Employment. A Participant’s rights, if any, to continue to serve the Company as an employee are not enlarged or otherwise affected by their designation as a Participant, and the Company or applicable Affiliate reserves the right to terminate the employment of any Participant at any time. The Plan does not give any Participant or any other individual any right to be selected as a Participant or to continued employment with the Company or any Affiliate.
E.Other Rights. The Plan does not affect or impair the rights or obligations of the Company or a Participant under any other written Plan, contract, arrangement, or pension, profit sharing, bonus, equity incentive, or other compensation-providing Plan; provided however, that if any provision of any agreement, plan, program, policy, arrangement, or other written document between or relating to the Company and the Participant conflicts with any provision of the Plan, the provision of the Plan control and prevail.
F.Governing Law. Except as superseded by ERISA or other applicable federal law, the Plan is governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflict of laws.
G.Severability. If any term or condition of the Plan is deemed by a court of law to be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, will not be affected by such determination and will continue in effect and application to its fullest extent.
H.Executive Compensation Requirements. Awards hereunder may be subject to the requirements of any federal, State or other statute, regulation or other law that may govern executive compensation and apply to the Company. Notwithstanding any provision of the Plan to the contrary, the Company shall have the right to change this Plan or any Award, or interpret their respective provisions, so as to comply with such requirements.
* * * * *

Exhibit 10.1
Ally Financial Inc.
APPENDIX
CLAIMS PROCEDURE

1.A Participant with an interest in the Plan has the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the Participant’s rights to future benefits under the terms of the Plan will be considered to be a claim; provided, however, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan or a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits. Claims must be made, if at all, within 30 days following the expiration of the consideration period provided for in any release document presented to Participant, whether or not Participant executes such document. If no release document has been presented to someone wishing to assert a claim for benefits under the Plan, such claim must be made within 60 days of the date when the entitlement to severance benefits is alleged to have arisen. An authorized representative of the Participant may act on behalf of the Participant in pursuing a benefit claim or appeal of an adverse benefit determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the Participant. The Plan requires no fee or other cost for the making of a claim or appealing an adverse benefit determination.

2.A claim for benefits will be considered as having been made when submitted in writing by the Participant to the Plan administrator, in care of:

Ally Financial Inc.
Attn.: Benefits Administrator
500 Woodward Ave.
Detroit, MI 48226

    Your claim should include:
oYour name, address, telephone number, and employee identity number;
oYour dates of employment with the Company;
oYour job title and position with the Company;
oThe reasons for your termination of employment; and
oA statement of the reasons why you believe you are entitled to benefits under the Plan.

3.The claim reviewer on the benefits staff acting on behalf of the Plan administrator will determine whether, or to what extent, the claim may be allowed or denied

Exhibit 10.1
Ally Financial Inc.
under the terms of the Plan. If the claim is wholly or partially denied, the claim reviewer on the benefits staff will notify the Participant of the adverse benefit determination within a reasonable period of time, but not later than 90 days after the Plan receives the claim, unless the claim reviewer on the benefits staff determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension will be furnished to the Participant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. For the purposes of this paragraph 3, the period of time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

4.The claim reviewer on the benefits staff will provide the claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification will set forth, in a manner calculated to be understood by the claimant:

oThe specific reason(s) for the adverse determination;
oReference to the specific Plan provisions on which the determination is based;
oA description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
oA description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA § 502(a) following an adverse benefit determination on appeal.

5.The claimant may appeal an adverse benefit determination to the:
Ally Financial Inc.
Attn.: ERISA Appeals Council
500 Woodward Ave.
Detroit, MI 48226

The ERISA Appeals Council will conduct a full and fair review of each appealed claim and its denial. The claimant will have at least 60 days following receipt of a

Exhibit 10.1
Ally Financial Inc.
notification of an adverse benefit determination within which to appeal the determination.

6.The appeal of an adverse benefit determination must be made in writing. In connection with making such request, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant will be provided, free of charge upon written request, reasonable access to, and copies of, all documents, records and other information relevant (as defined in paragraph (k) below) to the claimant’s claim for benefits. In considering the appeal, the ERISA Appeals Council will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.

7.The ERISA Appeals Council will notify the claimant of the determination within a reasonable period of time, but not later than 60 days after receipt of the claimant’s appeal. The ERISA Appeals Council may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the ERISA Appeals Council determines that an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the appeal reviewer expects to render the determination on appeal.

8.The period of time within which a benefit determination on appeal is required to be made begins when an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above due to a claimant’s failure to submit information necessary to decide an appeal of an adverse benefit determination, the period for making the benefit determination on appeal will be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

9.In the case of an adverse determination on appeal, the ERISA Appeals Council will provide such access to, and copies of, documents, records, and other information described below as is appropriate.

10.The ERISA Appeals Council will provide a claimant with written or electronic notification of the Plan’s benefit determination on appeal. Any electronic notification will comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an adverse benefit determination

Exhibit 10.1
Ally Financial Inc.
on appeal, the notification will set forth, in a manner calculated to be understood by the claimant:

othe specific reason(s) for the adverse determination;
oreference to the specific Plan provisions on which the benefit determination is based;
oa statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and
oa statement of the claimant’s right to bring a civil action under ERISA § 502(a).
11.A claimant must exhaust their rights to file a claim and to appeal an adverse benefit determination before bringing any civil action to recover benefits under the Plan, to enforce their rights under the terms of the Plan, or to clarify their rights to future benefits under the terms of the Plan.

12.The ERISA Appeals Council will exercise its responsibilities and authority under this claims procedure as a fiduciary and, in such capacity, will have the discretionary authority and responsibility to interpret and construe the Plan and any rules or regulations under the Plan, determine the eligibility of employees or former employees to participate in the Plan and receive benefits under the Plan, and make factual determinations in connection with any of the foregoing. The ERISA Appeals Council may, in its discretion, determine to hold a hearing or hearings in carrying out their responsibilities and authority under this claims procedure.

13.Benefit claim determinations and decisions on appeals will be made in accordance with the Plan. The Plan’s provisions will be applied consistently with respect to similarly situated Participants. The ERISA Appeals Council will maintain complete records of the proceedings in deciding claims and appeals.

14.For the purposes of this claims procedure:
“Adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a claimant’s eligibility to participate in the Plan; and
a document, record, or other information is considered “relevant” to a claim if such document, record, or other information was relied upon in making the benefit determination, was submitted, considered, or generated in the course of

Exhibit 10.1
Ally Financial Inc.
making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or demonstrates compliance with the administrative processes and safeguards required above in making the benefit determination.